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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

              Bitstream World Trade, Inc. a Delaware corporation
              Bitstream, B.V., a Dutch corporation
              Bitstream S.A.R.L., a French corporation
              Bitstream Pacific Pty. Ltd., an Australian corporation Bitstream B.V. France, a French corporation